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                                                                    EXHIBIT 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement (Form S-8) of ProBusiness Services, Inc. pertaining to the Clemco, Inc. Stock Incentive Plan and ProBusiness Services, Inc.'s 1996 Stock Option Plan and 1997 Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated July 23, 1998, with respect to the financial statements of ProBusiness Services, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California
June 8, 1999